Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CLAYMONT STEEL HOLDINGS, INC.

Claymont Steel Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

1. That ARTICLE FOUR of the Company’s Certificate of Incorporation be, and it hereby is, amended to read as follows (the “Charter Amendment”):

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is twenty million (20,000,000) shares of Common Stock, with a par value of $.001 per share.

2. That written consent in favor of the Charter Amendment was given by the Board of Directors of the Company on December 5, 2006.

3. That written consent in favor of the Charter Amendment was given by the Company’s stockholders on December 5, 2006.

4. That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Claymont Steel Holdings, Inc. has caused this Certificate to be executed this 5th day of December, 2006.

CLAYMONT STEEL HOLDINGS, INC.

By:	/s/ Jeff Bradley
Jeff Bradley Chief Executive Officer